EXHIBIT 10.1
REIMBURSEMENT AGREEMENT

REIMBURSEMENT AGREEMENT, dated as of February 12, 2015, by and between Echo Therapeutics, Inc., a Delaware corporation (the “Company”) and Platinum Management (NY) LLC, a New York limited liability company (“Platinum”).

RECITALS:

WHEREAS, during 2014, Platinum provided $500,000 on a non-recourse basis (the “Loan”) to two of the Company’s directors which was used for retaining certain key employees and research and technology initiatives, all for the benefit of the Company.

WHEREAS, in 2014, Platinum expended $550,000 on legal representation and related expenses (the “Expenses”) in connection with its contest to remove certain directors of the Company;

WHEREAS, the Company has determined that it is appropriate to reimburse Platinum for the Loan and the Expenses in that together these payments resulted in the Company being able to continue operations and put into place a strong management team;

WHEREAS, in full payment of the Loan and reimbursement of Expenses, the parties have agreed that (i) Platinum will receive 548,177 shares (the “Preferred Shares”) of Series F Convertible Preferred Stock and warrants to purchase 333,333 shares of common stock, par value $.01 per share, of the Company in the form of Exhibit A hereto (the “Warrants”) and (ii) the Company shall re-price 700,000 warrants, originally disbursed to Platinum in connection with its August 31, 2012 Loan Agreement, currently priced in the $20.00 to $22.70 range per share, to $7.50 per share (the “Re-priced Warrants”).

NOW, THEREFORE, in consideration or the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.     Reimbursement.  The Company hereby agrees to issue to Platinum, and Platinum hereby agrees to accept, the Preferred Shares, Warrants and Re-priced Warrants as full reimbursement and repayment of the Loan and Expenses.

2.      Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Nothing in this Agreement is intended to, or shall be construed so as to, create any third party beneficiary to this Agreement or otherwise confer any rights upon any person, firm, or corporation that is not a party hereto.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, document, negotiations, and discussions, whether oral or written, of the parties hereto with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ECHO THERAPEUTICS, INC.

By: /s/ Alan W. Schoenbart
     Name: Alan W. Schoenbart
     Title:   Chief Financial Officer

PLATINUM MANAGEMENT (NY) LLC

By:/s/ Mark Nordlicht
     Name: Mark Nordlicht
     Title:   Chief Investment Officer